                                                                    EXHIBIT 99.1


Analyst contact:                                     Media contact:
Cherie Rice                                          William J. Plunkett
(630) 218-1850                                 (630) 572-8898


         WASTE MANAGEMENT ANNOUNCES RESULTS OF FINANCIAL AND BUSINESS REVIEW AND REPORTS RESULTS FOR 4TH-QUARTER AND FULL-YEAR 1997

 . Company revises asset valuations and implements new, more conservative accounting policies and practices

 . Records special charge and adjustments to expenses in fourth quarter and restates prior-period earnings cumulatively totaling $3.5 billion pre-tax and $2.9 billion after-tax

 .  Charge and adjustments to expenses result in loss of $1.4 billion, or $3.10 per share, for quarter and $1.2 billion, or $2.52 per share, for full-year
   1997

 .  Goals for 1998 include EBITDA of approximately $2.5 billion

Oak Brook, Illinois, February 24, 1998 -- Waste Management, Inc. (NYSE: WMX) today reported its financial results for the fourth quarter and twelve months of 1997 and restated earnings for 1992 through 1996 and the first three quarters of 1997. Fourth- quarter financial results reflect a special charge and adjustments to expenses. The special charge, adjustments to expenses and restatements are the result of the Company's comprehensive examination of its operations and accounting practices and cumulatively total $2.9 billion after-tax and $3.5 billion pre-tax.

The Company has implemented new, more conservative accounting policies and practices including those related to landfill cost accounting and has adopted a new fleet management strategy impacting vehicle and equipment depreciation. The accounting changes and fleet initiative are expected to result in an increase in depreciation and amortization expense of approximately $165 million in 1998. The Company expects EBITDA (earnings before interest, taxes, depreciation and amortization) for 1998 to be approximately $2.5 billion, compared with EBITDA (excluding special charges and unusual adjustments to expenses) of approximately $2.5 billion in both 1996 and 1997.

"The actions we are announcing today reflect our determination to comprehensively address and definitively resolve the financial reporting issues affecting our Company and its credibility with investors," said Robert S. (Steve) Miller, Acting Chairman and Chief Executive Officer. "The steps we are taking are the strong prescription we believe is needed to acknowledge past mistakes, clarify our financial reporting picture, and begin the process of restoring investor confidence in Waste Management and its ability to prosper in the future. We appreciate the patience our investors have shown us as we conducted our review. We have tackled the hard issues facing the Company and we have confidence in the underlying financial strength of Waste Management, the power of its asset base, and its very strong ability to generate cash.

"These actions are the product of a recently reorganized Board of Directors, a new Audit Committee, and a very different management team," Mr. Miller said. "When we complete the team soon with the addition of a new CEO, we believe this will be a profoundly changed, far stronger company, with more conservative accounting policies and a commitment to rigorous controls. With the study now behind us, we can once again devote our full attention to improving our business and demonstrating our continued industry leadership to our stockholders, customers and our employees."

Commenting on the Company's extensive reviews, Roderick M. Hills, Chairman of the Audit Committee of the Board of Directors, said, "The Company has now completed an exhaustive examination of our business, which began in the third quarter and included an intensive review of Waste Management's North American operations, assets and investments. Management conducted this comprehensive analysis under the active oversight of the Audit Committee, assisted by a new senior team of auditors and independent accounting advisers. It included a comprehensive analysis of the Company's competitive and operating environment and a review of every one of our North American disposal facilities, our domestic fleet of approximately 14,000 collection vehicles and our containers and other waste services equipment, as well as our accounting methods and estimates and the Company's prior financial statements. We believe the steps we have taken are the right ones for the Company."

The fourth-quarter charge, adjustments to expenses and restatements reduced stockholders' equity to $1.3 billion at December 31, 1997. The Company also noted, however, that despite a share repurchase of approximately $900 million in 1997, it also reduced debt by $900 million.

FOURTH-QUARTER AND FULL-YEAR RESULTS
The Company recorded a net loss from continuing operations of $1.5 billion, or $3.30 per share, for the quarter ended December 31, 1997, versus a net loss from continuing operations (as restated) of $179 million, or $.37 per share, for the same period in 1996. (Note: All per-share numbers in this release are basic.)

The loss resulted from a combination of a special charge, the effect of changes in accounting estimates, and other adjustments to expense items including the revaluation of impaired assets and goodwill, unsuccessful projects, various business investments, and surplus properties, facilities and equipment. Revenue in the fourth quarter was $2.3 billion compared with $2.4 billion in the same period in 1996 as a result of divestitures.

Including both the restatement as well as the fourth-quarter charge and adjustments to expenses, the Company recorded a net loss from continuing operations of $1.3 billion, or $2.73 per share, for full-year 1997. This compares with net income from continuing operations of $224 million, or $0.46 per share, in 1996. Revenue for full-year 1997 was $9.2 billion, essentially the same as 1996.

The Company said that revenues for the fourth quarter from its North American solid waste business were $1.4 billion versus $1.4 billion in the quarter a year earlier. For the full year, despite several divestitures, solid waste revenues were $5.7 billion, comparable to the prior year. On a "same store" basis, excluding acquisitions and divestitures, North American solid waste revenues for the fourth quarter rose 3.4% from the same period in 1996.

Joseph M. Holsten, Executive Vice President and Chief Operating Officer, said the Company's North American solid waste customer count rose during the fourth quarter and full-year 1997 as lost-customer rates in 1997 declined to approximately 11% from 14% in the prior year. The Company said its 1997 sales efforts emphasized gaining and retaining commercial and roll-off service customers. The Company signed contracts with 36 new national customers in 1997, bringing to approximately 800 the national and regional solid and hazardous waste service customers served at about 74,000 business locations.

FOURTH-QUARTER CHARGE
The fourth-quarter special charge and adjustments to expenses of $1.8 billion pre-tax consisted primarily of asset revaluations and, to a lesser extent, liability accruals. Adjustments to income tax accruals (from these charges and adjustments) and allowance for minority interest brought the after-tax charge to $1.5 billion.

Asset Revaluations
The revaluations were recorded for impaired assets including unrealizable goodwill and other assets, investments in waste processing and disposal facilities, unsuccessful or abandoned development projects, facility closures, and the carrying values of certain businesses held for sale and equity investments. The pre-tax impact of asset revaluations totaled $1.6 billion in the fourth quarter.

The revaluations in the hazardous waste services businesses, $788 million in the quarter, relate primarily to impaired goodwill as well as impaired values of its thermal, land disposal and fuels recycling facilities. In the Company's solid waste services business, asset revaluations of $580 million relate primarily to impairment of landfills and recycling facilities, the writeoff of landfill expansions and projects that have been abandoned, and revaluation of surplus property, facilities or equipment held for sale. Adoption by the Company in the fourth quarter of a new fleet management strategy, which will result in the replacement of approximately 2,000 vehicles per year over the next three years, also resulted in a one-time charge for anticipated loss on sale of vehicles.

Liability Accruals
Results for the fourth quarter of 1997 also reflect adjustments to certain liability reserves, primarily increased loss contract reserves, severance reserves and self-insurance reserves. The pre-tax impact of these items totaled $215 million in the fourth quarter.

The Company increased its loss reserves in connection with certain municipal contracts, primarily recycling related, from which it does not reasonably believe it can generate future profits. The increase in the Company's self-insurance reserves reflects revised estimates of the Company's retained liabilities for personal injury and property damage casualty claims. The Company also recorded a pre-tax charge of $36 million for severance costs from a previously announced workforce reduction in North American operations.

As a result of the fourth-quarter charge and adjustments to expenses, the Company recorded an income tax benefit of $189 million, reflecting non-deductible writedowns of goodwill and land and an additional provision to income tax reserves.

RESTATEMENTS
During the comprehensive financial review, management and the Audit Committee determined that certain items of expense were incorrectly reported. These principally relate to the calculation of vehicle, equipment and container depreciation expense and capitalized interest. In the depreciation area, the Company employed incorrect vehicle and container salvage value assumptions, and made mistakes in the corporate financial reporting process.

The matters reflected in prior-period restatements include earlier recognition of asset value impairments (primarily related to land, landfill and recycling investments) and environmental liabilities (primarily remediation and landfill closure and postclosure expense accruals).

The Company also concluded that capitalized interest relating to landfill construction projects was misstated. On January 1,

1995, the Company adopted a more conservative accounting method for calculating capitalized interest. However, the required cumulative accounting "catch-up" charge was not properly reflected in the 1995 financial statements and mistakes were made in applying the new accounting method in subsequent years. Capitalized interest for 1995, 1996, and 1997 has accordingly been restated.

In the fourth quarter of 1997, the Company reclassified the results of certain Rust International business units to continuing operations. These businesses had been reported as discontinued operations in the fourth quarter of 1996 and during the first three quarters of 1997. Accounting standards require such reclassification because the divestitures did not occur within one year from the date on which the businesses were first reported as discontinued operations. Accordingly, the Company reclassified the results of operations of these businesses to continuing operations and restated its full year 1997 and 1996 results to reflect this change.

The Company is accordingly restating its financial results for the years 1992 through 1996 and for the first three quarters of 1997. The effect of the restatements is to reduce previously reported net income by a total of $180.9 million in the first nine months of 1997, $231.4 million in 1996, $263.8 million in 1995, $156.9 million in 1994, $164.1 million in 1993, $110.3 million in 1992 and $208.9 million in 1991 and prior periods. The majority of the restatement items will not materially affect future cash flows.

The following table provides details, in general categories, of the charge and restatements described above, as well as the impact of these items on the Company's principal business units:

            FOURTH QUARTER 1997 CHARGE AND PRIOR PERIOD RESTATEMENTS
            --------------------------------------------------------
                            (in millions of dollars)


----------------------------------------------------------------------------------------------------------------------
                                                                     4th-Quarter        1997 Q1-Q3          1996 &
                                                          Total          1997           Restatement      Prior Periods
----------------------------------------------------------------------------------------------------------------------
Asset Valuation Adjustments
---------------------------

Goodwill                                                 $  536          $  420               $ 17            $    99
Processing & Disposal Related
     Unsuccessful/Abandoned Projects                        213             234                (12)                (9)
     Surplus Properties                                     128             107                (13)                34
     Capitalized Interest                                   210               4                 13                193
     Realization Issues                                     717             575                 36                106
     Other Facility Value Adjustments                       154               7                 (2)               149
Depreciation/Amortization Adjustments
     Vehicles & Equipment                                   716              85                131                500
     Disposal Facilities                                     38              16                  1                 21
Business Investments                                        109              54                 (1)                56
Other Assets                                                 63              59                (19)                23
                                                         ------          ------               ----           --------
Total                                                    $2,884          $1,561               $151            $ 1,172

Liabilities Adjustments
-----------------------
     Environmental Reserves                                 287             (30)                63                254
     Self-Insurance Reserves                                 83              45                 (1)                39
     Loss Contract Reserves                                 137             136                  1                  0
     Disposal Facility Closure/Post-Closure
     Reserves                                                14              10                 31                (27)
     Severance                                               60              36                 23                  1
     Other Reserves                                          73              19                (15)                69
                                                         ------          ------               ----           --------
Total                                                    $  654          $  216               $102            $   336





Subtotal pre-tax before minority interest                $3,538          $1,777               $253            $ 1,508

Income Taxes                                               (597)           (189)               (70)              (338)

Minority Interest                                           (77)            (40)                (2)               (35)
                                                         ------          ------               ----            -------
Total After Tax                                          $2,864          $1,548               $181            $ 1,135

Line of Business Impact - Pre-tax
---------------------------------

Chemical & Hazardous Waste                               $  904          $  788               $(21)           $   137
Waste Mgmt International                                     97              97                  0                  0
Wheelabrator                                                 88              52                  1                 35
WMI/North American Solid Waste                            2,289             774                243              1,272
Rust                                                        160              66                 30                 64
                                                         ------          ------               ----             ------
Total                                                    $3,538          $1,777               $253             $1,508

Included with this press release are historical statements of consolidated selected financial data reflecting the restatements, as well as revisions to previous classifications of various items of income and expense, including those previously disclosed in the Company's quarterly report on Form 10-Q for the period ended September 30, 1997.

ACCOUNTING CHANGES

The Company is shortening the depreciable lives of certain categories of assets to reflect their current anticipated useful lives under a new operational program and has eliminated salvage value for trucks and waste containers. These changes in accounting estimates affect the depreciation of vehicles, equipment and waste containers. Under this new depreciation schedule, vehicle and equipment depreciation increased in the fourth quarter of 1997 by approximately $34 million.

Additionally, the Company has revised certain components of the landfill cost accounting process. It has adopted more specific criteria for determining whether currently unpermitted expansions to existing landfills should be included in the estimated capacity of sites for depreciation purposes. This change in estimate increased landfill depreciation expense by approximately $13 million in the fourth quarter of 1997. This change also will increase the rate of accrual for closure and post-closure care of sites. This closure and post-closure change reduced fourth-quarter 1997 operating income by approximately $3 million.

REVIEW OF 1997

At the beginning of 1997, the Company announced a strategy of focusing solely on core waste management services in domestic and select international markets, and withdrawing from non-core or non-integrated markets generating unsatisfactory returns. This strategy included a cash-driven program to monetize $1.5 billion in non-core assets and equity investments by the end of 1998, and to reduce capital spending to $900 million from $1.1 billion in the preceding year.

Toward the end of the year, the Company introduced a new organizational structure and cost-control program aimed at improving customer service and efficiency and reducing overhead in its North American waste services operations. It also announced new purchasing and fleet management initiatives to further reduce operating costs over the next three years.

The new organizational structure reduced by about 20%, or 1,200, the number of operating managers and managerial support staff. It reduced the number of profit centers from 250 to 31. The new structure brings together sales/marketing and operations responsibility at the region level focused on specific customer segments, including commercial, industrial and governmental accounts. The model also places functional expertise at the region level closer to customers and will facilitate the implementation of uniform operating standards across the Company.

The Company also expanded the re-engineering of its financial and administrative business processes to include marketing, sales and customer service functions. This initiative, which included the consolidation of 13 regional accounting offices into a single center during 1997, is part of a broad program to reduce the cost of conducting routine business processes by upgrading information management and business processing systems through a new company-wide software system. The Company expects to invest approximately $100 million in this effort in 1998.

The Company successfully divested operations in a number of North American markets, including its operations in Canada and approximately 30 other locations where it lacked an integrated service offering. Overseas, its Waste Management International plc subsidiary withdrew from France, Austria and Spain and, early in 1998, completed the sale of a waste-to-energy operation in Hamm, Germany.

The Company divested equity investments in ServiceMaster for approximately $626 million, and Waste Management International sold its interest in Wessex Water plc for $260 million. Cash derived in 1997 from monetization and divestiture activities totaled $1.4 billion, meeting 93% of the Company's 24-month objective in less than one year. Capital spending was $880 million for full-year 1997. Cash flow from operations, net of capital expenditures and dividends, was $458 million for the year.

OUTLOOK FOR 1998

Mr. Miller said he expected that moderate revenue growth in the solid waste business will be more than offset by divestitures, declines in hazardous waste revenues and reduced pricing on two of Wheelabrator's long-term contracts. Cost reduction efforts will be more than offset by increases in depreciation and amortization expense, costs to implement key initiatives such as strategic sourcing, fleet management and information systems, and costs associated with the completion of the accounting review and related matters.

Beyond 1998, the Company expects moderate revenue growth (excluding acquisitions) and strong margin improvement as the unusual 1998 expenses and up-front costs of initiatives decline and initiative benefits are realized.

For 1998, the Company said that its capital expenditure budget will be $1.2 to $1.3 billion as it accelerates the purchasing of new collection vehicles in connection with its new fleet management strategy and as it invests in new systems to improve its financial, administrative, marketing, sales and customer service processes. While the decision to change its fleet management strategy will increase expenditures for new collection vehicles by approximately $150 million in 1998 and $200 million in 1999, the Company anticipates maintenance and operating savings in 1999 and beyond of $20 million to $40 million per year.

The Company is also making progress with its move to centralize its purchasing function at its Oak Brook headquarters, with a goal to leverage the scale of its purchasing activity and reduce its $3 billion-a-year procurement costs by 5% to 10% by 2001. The Company has identified major areas of spending and 26 sourcing teams are already working with suppliers to secure cost savings.

Mr. Miller said the Company will continue to seek to improve returns by leveraging its network of assets and will also seek to enhance its position in current markets with acquisitions that complement existing operations and resources. At the same time, the Company will continue to dispose of non-core and non-integrated businesses where returns are not satisfactory. The Company has established the goal of generating approximately $400 million in 1998 from its continuing monetization program.

SEARCH FOR NEW CHIEF EXECUTIVE OFFICER AND DIRECTORS

The Board's Search Committee, led by Mr. Miller, continues to make progress in its efforts to recruit a new Chief Executive Officer. "As a practical matter, we first needed to complete our business and financial reviews and disclose the results to our stockholders," Mr. Miller said. "We are very pleased with the caliber of the candidates with whom we have met, and we hope to announce a new Chief Executive Officer soon. The Board believes that finding a world-class leader is a crucial step in building shareholder value, and accordingly completing that search is among our highest priorities."

Mr. Miller said that progress also has been made in identifying new directors to serve on the Company's Board. "We expect to announce soon the nomination of two experienced individuals in addition to the new Chairman and Chief Executive Officer who will add value to our Board and help us complete the turnaround of the Company," he said. Mr. Miller noted that in the past year five outstanding individuals have joined the Company's Board of Directors.

Mr. Miller concluded: "We believe the strategic, operational and financial initiatives we have been pursuing over the past several months will enable us to better serve our customers, create competitive advantage, and thereby position Waste Management to achieve our primary and overriding objective, which is to build shareholder value."

Information Concerning Forward-Looking Statements

This release contains forward-looking statements as defined by federal securities laws and such statements are inherently uncertain and subject to risks. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors, including the Company's ability to meet price-increase and new business sales goals, fluctuation in recyclable commodity prices, weather conditions, slowing of the overall economy, increased interest costs arising from a change in the Company's leverage, failure of the Company's plans to produce the cost savings anticipated by the Company, the timing and magnitude of capital expenditures, inability to obtain or retain permits necessary to operate disposal or other facilities or otherwise complete project development activities, inability to complete contemplated dispositions of Company businesses and assets at anticipated prices and terms, and the cost and timing of stock repurchases. The Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

                                Tables  follow

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME *
                    FOR THE THREE MONTHS ENDED DECEMBER 31

                   (000's omitted except per share amounts)

                                                                  1996          1997
                                                               -----------  ------------
REVENUE                                                        $2,377,417   $ 2,299,101
                                                               ----------   -----------
 Operating expenses                                            $1,709,783   $ 1,943,103
 Asset impairment loss                                             51,184     1,425,451
 Special charges                                                  370,735       126,528
 Selling and administrative expenses                              309,362       330,144
 Interest expense                                                 125,630       116,729
 Interest income                                                  (10,244)       (8,652)
 Minority interest                                                (42,976)      (38,999)
 Loss from continuing operations held for sale,
  net of minority interest                                          8,045         5,885
 Sundry (income) expense, net                                     (27,428)        2,513
                                                               ----------   -----------
 Loss from continuing operations
  before income taxes                                          $ (116,674)  $(1,603,601)
 Provision for (benefit from) income taxes                         62,295      (101,080)
                                                               ----------   -----------
 Loss from continuing operations                               $ (178,969)  $(1,502,521)
 Discontinued operations:
  Income from operations of discontinued businesses,
  less applicable income taxes and minority interest
  of $7,458 in 1996                                                14,833            --
  Provision for (loss) on disposal net of gain on sale, net
  of applicable income taxes and minority
  interest of $44,358 in 1996 and $(23,034) in 1997              (230,642)       92,157
                                                               ----------   -----------
 Loss before extraordinary item and cumulative
  effect of change in accounting principle                     $ (394,778)  $(1,410,364)
  Extraordinary loss on refinancing of debt, net of
  tax benefit and minority interest of $260                            --          (516)
  Cumulative Effect of change in accounting method for
  business process reengineering and information
  technology transformation, net of tax of $1,100 -                    --        (1,936)
                                                               ----------   -----------
NET LOSS                                                       $ (394,778)  $(1,412,816)
                                                               ==========   ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                        484,668       455,411
                                                               ==========   ===========
BASIC EARNINGS (LOSS) PER COMMON SHARE:
 Continuing operations                                         $    (0.37)  $     (3.30)
 Income from discontinued operations                                (0.44)         0.20
 Extraordinary item                                                    --            --
 Cumulative effect of change in accounting method                      --            --
                                                               ----------   -----------
  Net loss                                                     $    (0.81)  $     (3.10)
                                                               ==========   ===========
DILUTED EARNINGS (LOSS) PER COMMON SHARE:
 Continuing operations                                         $    (0.37)  $     (3.30)
 Income from discontinued operations                                (0.44)          .20
 Extraordinary item                                                    --            --
 Cumulative effect of change in accounting method                      --            --
                                                               ----------   -----------
  Net loss                                                     $    (0.81)  $     (3.10)
                                                               ==========   ===========

* Amounts have been restated as indicated in accompanying text.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME *
                    FOR THE TWELVE MONTHS ENDED DECEMBER 31

                   (000's omitted except per share amounts)

                                                                   1996           1997
                                                                   ----           ----
REVENUE                                                         $9,225,636     $ 9,188,582
                                                                ----------     -----------
  Operating expenses                                            $6,660,766     $ 7,188,326
  Asset impairment loss                                             64,729       1,487,917
  Special charges                                                  370,735         144,229
  Selling and administrative expenses                            1,095,459       1,129,237
  Interest expense                                                 462,424         452,926
  Interest income                                                  (27,904)        (37,580)
  Minority interest                                                 41,289          45,442
  (Income) loss from continuing operations held for sale,
    net of minority interest                                          (315)          9,930
  Sundry income, net                                              (102,014)       (173,290)
                                                                ----------     -----------
  Income (loss) from continuing operations
    before income taxes                                         $  660,467     $(1,058,555)

  Provision for income taxes                                       436,473         215,667
                                                                ----------     -----------
  Income (loss) from continuing operations                      $  223,994     $(1,274,222)

  Discontinued operations:

    Income from operations of discontinued businesses,
      less applicable income taxes and minority interest
      of $17,490 in 1996 and $78,400 in 1997                        22,620             810

    Provision for (loss) on disposal net of gain on sale, net
      of applicable income taxes and minority
      interest of $18,640 in 1996 and $(26,387) in 1997           (285,921)         99,760
                                                                ----------     -----------
  Loss before extraordinary item and cumulative
    effect of change in accounting principle                    $  (39,307)    $(1,173,652)

    Extraordinary loss on refinancing of debt, net of
      tax benefit and minority interest of $260                         --            (516)

    Cumulative Effect of change in accounting method for
      business process reengineering and information
      technology transformation, net of tax of $1,100                   --          (1,936)
                                                                ----------     -----------
NET LOSS                                                        $  (39,307)    $(1,176,104)
                                                                ==========     ===========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING                         489,171         466,601
                                                                ==========     ===========
BASIC EARNINGS (LOSS) PER COMMON SHARE:

  Continuing operations                                         $     0.46     $     (2.73)
  Income from discontinued operations                                (0.54)           0.21
  Extraordinary item                                                    --              --
  Cumulative effect of change in accounting method                      --              --
                                                                ----------     -----------
    Net loss                                                    $    (0.08)    $     (2.52)
                                                                ==========     ===========

DILUTED EARNINGS (LOSS) PER COMMON SHARE:

  Continuing operations                                         $     0.46     $     (2.73)
  Income from discontinued operations                                (0.54)           0.21
  Extraordinary item                                                    --              --
  Cumulative effect of change in accounting method                      --              --
                                                                ----------     -----------
    Net loss                                                    $    (0.08)    $     (2.52)
                                                                ==========     ===========

* Amounts have been restated as indicated in accompanying text.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
                  SUMMARY CONSOLIDATED STATEMENTS OF INCOME *
                       FOR THE PERIODS ENDED AS INDICATED

                    (000's omitted except per share amounts)

                                                                                1996
                                               ----------------------------------------------------------------------

                                                              Three Months in 1996 Ended on               Year Ended
                                               ---------------------------------------------------------   Dec. 31,
                                                  March 31         June 30       Sept. 30      Dec. 31       1996
                                               ---------------  --------------  -----------  -----------  -----------

Revenue                                            $2,144,479      $2,330,994   $2,372,746   $2,377,417   $9,225,636
                                                   ----------      ----------   ----------   ----------   ----------
Operating expenses                                 $1,532,718      $1,701,441   $1,716,824   $1,709,783   $6,660,766
Asset impairment loss                                     118          11,744        1,683       51,184       64,729
Special charges                                            --              --           --      370,735      370,735
Selling and administrative expense                    261,821         259,610      264,666      309,362    1,095,459
Interest expense                                      108,723         111,707      116,364      125,630      462,424
Interest income                                        (6,240)         (6,421)      (4,999)     (10,244)     (27,904)
Minority interest                                      26,443          29,518       28,304      (42,976)      41,289
(Income) loss from continuing operations held for
 sale, net of minority interest                        (1,172)         (3,811)      (3,377)       8,045         (315)
Sundry income, net                                    (22,685)        (17,622)     (34,279)     (27,428)    (102,014)
                                                   ----------      ----------   ----------   ----------   ----------
 Income (loss) from continuing operations
  before income taxes                              $  244,753      $  244,828   $  287,560   $ (116,674)  $  660,467
Provision for income taxes                            111,182         130,770      132,226       62,295      436,473
                                                   ----------      ----------   ----------   ----------   ----------
 Income (loss) from continuing operations          $  133,571      $  114,058   $  155,334   $ (178,969)  $  223,994
Discontinued operations, net of tax and
 minority interest --
  Income from operations                                4,377             841        2,569       14,833       22,620
  Provision for (loss) on disposal net
   of gain on sale                                        470          19,671      (75,420)    (230,642)    (285,921)
                                                   ----------      ----------   ----------   ----------   ----------
Net income (loss)                                  $  138,418      $  134,570   $   82,483   $ (394,778)  $  (39,307)
                                                   ==========      ==========   ==========   ==========   ==========
Weighted average shares outstanding                   489,231         494,861      489,421      484,668      489,171
                                                   ==========      ==========   ==========   ==========   ==========
Basic earnings (loss) per common share
 Continuing operations                             $     0.27      $     0.23   $     0.32   $    (0.37)  $     0.46
 Income (loss) from discontinued operations              0.01            0.04        (0.15)       (0.44)       (0.54)
                                                   ----------      ----------   ----------   ----------   ----------
  Net income (loss)                                $     0.28      $     0.27   $     0.17   $    (0.81)  $    (0.08)
                                                   ==========      ==========   ==========   ==========   ==========
Diluted earnings (loss) per common share
 Continuing operations                             $     0.27      $     0.23   $     0.31   $    (0.37)  $     0.46
 Income (loss) from discontinued operations              0.01            0.04        (0.14)       (0.44)       (0.54)
                                                   ----------      ----------   ----------   ----------   ----------
  Net income (loss)                                $     0.28      $     0.27   $     0.17   $    (0.81)  $    (0.08)
                                                   ==========      ==========   ==========   ==========   ==========

         * All 1996 periods restated as indicated in accompanying text.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
                  SUMMARY CONSOLIDATED STATEMENTS OF INCOME*
                       FOR THE PERIODS ENDED AS INDICATED

                    (000's omitted except per share amounts)

                                                                                       1997
                                                     -------------------------------------------------------------------------

                                                                     Three Months in 1997 Ended on                Year Ended
                                                     ----------------------------------------------------------     Dec. 31,
                                                          March 31        June 30     Sept. 30      Dec. 31         1997
                                                     ----------------------------------------------------------  ------------
Revenue                                                  $2,204,985      $2,333,308   $2,351,188   $ 2,299,101    $ 9,188,582
                                                         ----------      ----------   ----------   -----------    -----------
Operating expenses                                       $1,697,528      $1,715,507   $1,832,188   $ 1,943,103    $ 7,188,326
Asset impairment loss                                         5,905          46,874        9,687     1,425,451      1,487,917
Special charges                                              15,916             916          869       126,528        144,229
Selling and administrative expense                          249,816         257,106      292,171       330,144      1,129,237
Interest expense                                            115,055         111,143      109,999       116,729        452,926
Interest income                                             (12,362)        (10,069)      (6,497)       (8,652)       (37,580)
Minority interest                                            27,075          27,943       29,423       (38,999)        45,442
(Income) loss from continuing operations held for
 sale, net of minority interest                                (119)          4,249          (85)        5,885          9,930
Sundry (income) expense, net                               (135,445)        (32,387)      (7,971)        2,513       (173,290)
                                                         ----------      ----------   ----------   -----------    -----------
 Income (loss) from continuing operations
  before income taxes                                    $  241,616      $  212,026   $   91,404   $(1,603,601)   $(1,058,555)
Provision for (benefit from) income taxes                   127,231         127,913       61,603      (101,080)       215,667
                                                         ----------      ----------   ----------   -----------    -----------
 Income (loss) from continuing operations                $  114,385      $   84,113   $   29,801   $(1,502,521)   $(1,274,222)
Discontinued operations, net of tax and
 minority interest --
  Income from operations                                         --             810           --            --            810
  Provision for loss on disposal net
   of gain on sale                                              647           6,752          204        92,157         99,760
                                                         ----------      ----------   ----------   -----------    -----------
Income (loss) before extraordinary item and
 cumulative effect of accounting change                  $  115,032      $   91,675   $   30,005   $(1,410,364)   $(1,173,652)
 Extraordinary item                                              --              --           --          (516)          (516)
 Cumulative effect of accounting change                          --              --           --        (1,936)        (1,936)
                                                         ----------      ----------   ----------   -----------    -----------
Net income (loss)                                        $  115,032      $   91,675   $   30,005   $(1,412,816)   $(1,176,104)
                                                         ==========      ==========   ==========   ===========    ===========
Weighted average shares outstanding                         483,993         470,624      455,083       455,411        466,601
                                                         ==========      ==========   ==========   ===========    ===========
Basic earnings (loss) per common share
 Continuing operations                                   $     0.24      $     0.18   $     0.07   $     (3.30)   $     (2.73)
 Income from discontinued operations                             --            0.01           --          0.20           0.21
 Extraordinary item                                              --              --           --            --             --
 Cumulative effect of accounting change                          --              --           --            --             --
                                                         ----------      ----------   ----------   -----------    -----------
  Net income (loss)                                      $     0.24      $     0.19   $     0.07   $     (3.10)   $     (2.52)
                                                         ==========      ==========   ==========   ===========    ===========
Diluted earnings (loss) per common share
 Continuing operations                                   $     0.23      $     0.18   $     0.07   $     (3.30)   $     (2.73)
 Income from discontinued operations                             --            0.01           --          0.20           0.21
 Extraordinary item                                              --              --           --            --             --
 Cumulative effect of accounting change                          --              --           --            --             --
                                                         ----------      ----------   ----------   -----------    -----------
  Net income (loss)                                      $     0.23      $     0.19   $     0.07   $     (3.10)   $     (2.52)
                                                         ==========      ==========   ==========   ===========    ===========

*The quarters ended March 31, June 30 and September 30, 1997 are restated as indicated in accompanying text.

                    WASTE MANAGEMENT, INC. AND SUBSIDIARIES
                 CONSOLIDATED SELECTED INCOME STATEMENT DATA*
                      FOR THE SIX YEARS ENDED DECEMBER 31

                    (000'S omitted except per share amounts)


                                                    1992         1993         1994         1995         1996         1997
-----------------------------------------------------------------------------------------------------------------------------
Revenue                                          $8,661,027   $7,827,280   $8,537,883   $9,100,225   $9,225,636   $9,188,582
-----------------------------------------------------------------------------------------------------------------------------
Costs and expenses                               $7,216,101   $6,560,716   $7,090,342   $7,606,679   $7,756,225   $ 8,317,563
Asset impairment loss                                20,437       29,009       33,970       53,772       64,729     1,487,917
Special charges                                     219,900      524,767           --      335,587      370,735       144,229
Gains from stock transactions of subsidiaries
 and exchange of Exchangeable LYONs                (374,755)     (15,109)          --           --           --            --
Other expense, net                                  322,542      175,729      299,423      232,540      373,480       297,428
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations
 before income taxes                             $1,256,802   $  552,168   $1,114,148   $  871,647   $  660,467   $(1,058,555)
Provision for income taxes                          455,377      283,347      512,683      451,741      436,473       215,667
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations         $  801,425   $  268,821   $  601,465   $  419,906   $  223,994   $(1,274,222)
Income (loss) from discontinued operations               --       19,886       27,324        4,863     (263,301)      100,570
-----------------------------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary item and
 cumulative effect of accounting changes         $  801,425   $  288,707   $  628,789   $  424,769   $  (39,307)  $(1,173,652)
Extraordinary loss on refinancing debt                   --           --           --           --           --          (516)
Cumulative effect of accounting changes             (61,739)          --       (1,281)     (84,672)          --        (1,936)
-----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                $  739,686   $  288,707   $  627,508   $  340,097   $  (39,307)  $(1,176,104)
=============================================================================================================================

Weighted Average Common Shares
    Outstanding                                     492,534      484,885      483,748      485,346      489,171       466,601
=============================================================================================================================
Basic Earnings (Loss) per Common Share
 Continuing operations                           $     1.63   $     0.55   $     1,24   $     0.86   $     0.46   $     (2.73)
 Income from discontinued operations                     --         0.05         0.06         0.01        (0.54)         0.21
 Extraordinary item                                      --           --           --           --           --            --
 Cumulative effect of accounting change               (0.13)          --           --        (0.17)          --            --
-----------------------------------------------------------------------------------------------------------------------------
 Net income (loss)                               $     1.50   $     0.60   $     1.30   $     0.70   $    (0.08)  $     (2.52)
=============================================================================================================================

Diluted Earnings (Loss) per Common Share
 Continuing operations                           $     1.62   $     0.55   $     1.24   $     0.86   $     0.46   $     (2.73)
 Income from discontinued operations                     --         0.04         0.06           --        (0.54)         0.21
 Extraordinary item                                      --           --           --           --           --            --
 Cumulative effect of accounting change               (0.12)          --           --        (0.16)          --            --
-----------------------------------------------------------------------------------------------------------------------------
 Net income (loss)                               $     1.50   $     0.59   $     1.30   $     0.70   $    (0.08)  $     (2.52)
=============================================================================================================================

*Amounts have been restated as indicated in accompanying text.